Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) of ChinaCache International Holdings Ltd. for the registration of ordinary shares of ChinaCache International Holdings Ltd., and to the incorporation by reference therein of our reports dated April 7, 2014, with respect to the consolidated financial statements of ChinaCache International Holdings Ltd. and the effectiveness of internal control over financial reporting of ChinaCache International Holdings Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Shanghai, People’s Republic of China
May 2, 2014